Exhibit 99.1

February 11, 2026

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2025 Earnings

Fourth Quarter 2025 Highlights (Compared to Fourth Quarter 2024):

•	Net sales increased 3% to $1.05 billion

•	Organic Daily Sales increased 2%

•	Gross profit increased 6% to $356.8 million; gross margin improved 80 basis points to 34.1%

•	SG&A as a percentage of Net sales decreased 100 basis points to 35.0%

•	Net loss attributable to SiteOne of $9.0 million

•	Adjusted EBITDA[1] increased 18% to $37.6 million; Adjusted EBITDA margin improved 50 basis points to 3.6%

•	Cash provided by operating activities increased $45.4 million to $164.8 million

•	Repurchased $40.0 million of shares under the share repurchase authorization

•	Closed three acquisitions: Red’s Home & Garden, CC Landscaping Warehouse Plus, and French Broad Stone Yards

Full Year 2025 Highlights (Compared to Full Year 2024):

•	Net sales increased 4% to $4.70 billion

•	Organic Daily Sales increased 1%

•	Gross profit increased 5% to $1.64 billion; gross margin improved 40 basis points to 34.8%

•	SG&A as a percentage of Net sales decreased 40 basis points to 30.1%

•	Net income attributable to SiteOne increased 23% to $151.8 million

•	Adjusted EBITDA[1] increased 10% to $414.2 million; Adjusted EBITDA margin improved 50 basis points to 8.8%

•	Cash provided by operating activities increased $17.1 million to $300.5 million

•	Repurchased $97.7 million of shares under the share repurchase authorization

•	Closed eight acquisitions during the year with approximately $55 million in trailing twelve months Net sales

•	Net debt to Adjusted EBITDA at year-end was 0.8x, compared to 1.1x at year-end 2024

Post Quarter Highlights

•	Closed the acquisition of Bourget Flagstone

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter (“Fourth Quarter 2025”) and full fiscal year ended December 28, 2025 (“Fiscal 2025”).

“The fourth quarter marked a good close to a challenging year as we delivered positive Organic Daily Sales growth and continued adjusted EBITDA margin expansion despite a persistently unfavorable operating environment,” said Doug Black, SiteOne’s Chairman and CEO. “We benefitted from positive pricing during the quarter, and we expect this to continue in 2026 as the effects of commodity deflation dissipate. For the full year, we are pleased with our performance against the many headwinds, achieving 4% Net sales growth, Gross margin improvement, SG&A leverage, and double-digit adjusted EBITDA growth compared to the prior-year period. These results reflect our team’s outstanding execution of our commercial and operational initiatives and demonstrate our improved capability to gain market share and expand our adjusted EBITDA margin. With a winning strategy, strong teams, superior execution, a balanced business mix, and market leading position, we are confident in our ability to provide differentiated value for our customers and suppliers while achieving excellent performance and growth for our shareholders in the years to come.”

Fourth Quarter 2025 Results

Net sales for the Fourth Quarter 2025 increased to $1.05 billion, or 3%, compared to $1.01 billion for the prior-year period. Organic Daily Sales increased 2% compared to the prior-year period, primarily driven by improved pricing, our sales initiatives, and solid demand in the maintenance end market. Acquisitions contributed $12.2 million, or 1%, to Net sales growth for the quarter.

Gross profit increased 6% to $356.8 million for the Fourth Quarter 2025 compared to $337.6 million for the prior-year period. Gross margin improved 80 basis points to 34.1%, primarily due to improved price realization and a positive contribution from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the Fourth Quarter 2025 increased to $365.9 million from $364.5 million for the prior-year period. SG&A as a percentage of Net sales decreased 100 basis points to 35.0%, primarily driven by lower one-time charges compared to the prior-year period.

Net loss attributable to SiteOne for the Fourth Quarter 2025 was $9.0 million, compared to a Net loss of $21.7 million for the prior-year period, driven by Net sales growth, improved gross margin, and SG&A leverage.

Adjusted EBITDA1 for the Fourth Quarter 2025 increased 18% to $37.6 million, compared to $31.8 million for the prior-year period. Adjusted EBITDA margin improved 50 basis points to 3.6%.

Fiscal 2025 Results

Net sales for Fiscal 2025 increased to $4.70 billion, or 4%, compared to $4.54 billion for the fiscal year ended December 29, 2024 (“Fiscal 2024”). Organic Daily Sales for Fiscal 2025 increased 1% compared to Fiscal 2024, due to steady growth in the maintenance end market and execution of our sales initiatives, partially offset by softer demand in the new residential construction and repair and upgrade end markets. Acquisitions contributed $110.7 million, or 2%, to Net sales growth for Fiscal 2025.

Gross profit for Fiscal 2025 increased to $1.64 billion, up 5% compared to $1.56 billion for the prior-year. Gross margin for the year improved 40 basis points to 34.8% compared to 34.4% in Fiscal 2024. The increase in gross margin reflects improved price realization, benefits from our commercial initiatives, and a positive contribution from acquisitions, partially offset by higher freight and logistics costs supporting our growth.

SG&A for Fiscal 2025 increased to $1.42 billion from $1.39 billion in Fiscal 2024. SG&A as a percentage of Net sales decreased by 40 basis points to 30.1% compared to the prior-year, primarily driven by improved operating leverage from productivity initiatives and better cost alignment with market demand. SG&A as a percentage of Net sales for the Base Business decreased 50 basis points compared to the prior-year.

Our effective tax rate for Fiscal 2025 was 22.5% compared to 22.4% for Fiscal 2024. We currently expect our 2026 effective tax rate to be between 25.0% and 26.0%, excluding discrete items such as excess tax benefits.

Net income attributable to SiteOne for Fiscal 2025 increased to $151.8 million, or 23%, compared to $123.6 million for Fiscal 2024. The increase in Net income primarily reflects Net sales growth, improved gross margin, and SG&A leverage.

For the year, Adjusted EBITDA1 increased 10% to $414.2 million, compared to $378.2 million in Fiscal 2024. Adjusted EBITDA margin improved 50 basis points to 8.8%, compared to Fiscal 2024.

Cash provided by operating activities increased $17.1 million to $300.5 million in Fiscal 2025 compared to $283.4 million in Fiscal 2024, primarily due to the increase in Net income.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of December 28, 2025, was $329.6 million compared to $411.7 million as of December 29, 2024. Net debt to Adjusted EBITDA1 for the last twelve months was 0.8 times compared to 1.1 times at the end of the prior fiscal year.

As of December 28, 2025, Cash and cash equivalents was $190.6 million and available capacity under the ABL Facility was $577.8 million.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $1.1 million and $4.2 million for the Fourth Quarter 2025 and Fiscal 2025, respectively.

Outlook

“With most of the commodity deflation behind us, we expect a more typical year of pricing in 2026 with overall prices increasing 1% to 3% for the full year,” Doug Black continued. “In terms of end markets, we believe overall demand will be flat in 2026, with steady growth in maintenance offsetting a decline in new residential construction, and with flat demand in our repair and upgrade and new commercial construction end-markets. With the benefit of our commercial initiatives, we expect to achieve positive sales volume growth, yielding low single-digit Organic Daily Sales growth for the full year. We also expect to increase our Gross margin through increased price realization and strong growth with private label products and small customers. We expect to achieve continued SG&A leverage through our operational initiatives, which include focus branch improvements and delivery cost reduction. Overall, including contributions from acquisitions, we expect to continue expanding our adjusted EBITDA margin in 2026."

In fiscal year 2026, our results will include an extra week compared to the prior year period. The extra week occurs in fiscal December during a historically slower sales period and, as a result, is expected to reduce Adjusted EBITDA for the year by approximately $4 million to $5 million.

With all these factors in mind and including the negative effect of the 53rd week, we expect Adjusted EBITDA for fiscal year 2026 to be in the range of $425 million to $455 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2026 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 11, 2026, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately three hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13758247. The replay will be available until 11:59 p.m. (ET) on February 25, 2026.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2026 effective tax rate, pricing, Organic Daily Sales growth, gross margin, SG&A leverage, and Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, economic, and financial market conditions; the level of new home sales and construction activity, geopolitical conflicts, trade disputes, inflationary pressures, capital markets volatility, and declines in consumer confidence; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; volatility in the prices for the products we purchase and the costs required to operate our business; laws and regulations governing our operations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures; supply chain disruptions (including as a result of U.S. tariff policies), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; retention of key personnel; construction defect and product liability claims; impairment of goodwill; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions, including those resulting from the passage of the One Big Beautiful Bill Act; risks related to our current indebtedness, including with respect to elevated interest rates on our variable indebtedness, and our ability to obtain financing in the future; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	December 28, 2025	December 29, 2024
Current assets:
Cash and cash equivalents	$190.6	$107.1
Accounts receivable, net of allowance for doubtful accounts of $33.3 and $26.9, respectively	546.8	547.1
Inventory, net	876.5	827.2
Income tax receivable	22.4	12.3
Prepaid expenses and other current assets	62.5	55.9
Total current assets	1,698.8	1,549.6

Property and equipment, net	295.4	292.1
Operating lease right-of-use assets, net	439.7	415.3
Goodwill	530.4	518.1
Intangible assets, net	220.0	261.0
Deferred tax assets	14.7	18.5
Other assets	20.6	16.2
Total assets	$3,219.6	$3,070.8

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$310.8	$315.5
Current portion of finance leases	33.2	29.7
Current portion of operating leases	97.3	90.2
Accrued compensation	104.6	70.9
Long-term debt, current portion	3.9	4.3
Accrued liabilities	137.0	130.2
Total current liabilities	686.8	640.8

Other long-term liabilities	4.0	11.0
Finance leases, less current portion	101.6	100.9
Operating leases, less current portion	362.5	342.3
Long-term debt, less current portion	381.5	383.9
Total liabilities	1,536.4	1,478.9

Commitments and contingencies

Redeemable non-controlling interest	24.0	19.4

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,895,384 and 45,601,760 shares issued, and 44,390,032 and 44,913,296 shares outstanding at December 28, 2025 and December 29, 2024, respectively	0.5	0.5
Additional paid-in capital	658.1	626.5
Retained earnings	1,191.7	1,039.9
Accumulated other comprehensive loss	(4.9)	(6.1)
Treasury stock, at cost, 1,505,352 and 688,464 shares at December 28, 2025 and December 29, 2024, respectively	(186.2)	(88.3)
Total stockholders’ equity	1,659.2	1,572.5
Total liabilities, redeemable non-controlling interest, and stockholders’ equity	$3,219.6	$3,070.8

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	For the Quarter		For the Year
	September 29, 2025 to December 28, 2025	September 30, 2024 to December 29, 2024	December 30, 2024 to December 28, 2025	January 1, 2024 to December 29, 2024
Net sales	$1,045.6	$1,013.1	$4,704.8	$4,540.6
Cost of goods sold	688.8	675.5	3,069.6	2,980.5
Gross profit	356.8	337.6	1,635.2	1,560.1

Selling, general and administrative expenses	365.9	364.5	1,415.6	1,385.1
Other income	4.1	2.0	18.5	17.3
Operating income (loss)	(5.0)	(24.9)	238.1	192.3

Interest and other non-operating expenses, net	8.2	6.7	35.0	31.9
Income (loss) before taxes	(13.2)	(31.6)	203.1	160.4
Income tax expense (benefit)	(5.4)	(10.1)	45.7	36.0
Net income (loss)	(7.8)	(21.5)	157.4	124.4

Less:
Net income attributable to non-controlling interest	0.6	0.2	2.0	0.8
Adjustment of non-controlling interest to redemption value	0.6	—	3.6	—
Net income (loss) attributable to SiteOne	$(9.0)	$(21.7)	$151.8	$123.6

Net income (loss) per common share:
Basic	$(0.20)	$(0.48)	$3.39	$2.73
Diluted	$(0.20)	$(0.48)	$3.37	$2.71
Weighted average number of common shares outstanding:
Basic	44,619,888	45,217,624	44,831,332	45,244,491
Diluted	44,619,888	45,217,624	45,083,396	45,635,077

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	For the year December 30, 2024 to December 28, 2025	For the year January 1, 2024 to December 29, 2024	For the year January 2, 2023 to December 31, 2023
Cash Flows from Operating Activities:
Net income	$157.4	$124.4	$173.4
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	80.7	75.3	64.1
Stock-based compensation	27.0	25.0	25.7
Amortization of software and intangible assets	60.1	63.7	63.6
Amortization of debt related costs	1.2	1.3	1.2
Loss on extinguishment of debt	—	1.8	—
(Gain) loss on sale of equipment	(0.3)	0.5	(0.5)
Deferred income taxes	3.8	(11.0)	(14.5)
Other	(3.0)	0.9	(5.6)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	3.6	(41.6)	(17.4)
Inventory	(42.8)	19.0	38.1
Income tax receivable	(9.9)	(11.2)	10.9
Prepaid expenses and other assets	(6.2)	2.1	(4.3)
Accounts payable	(6.2)	29.7	(35.1)
Income tax payable	—	(8.0)	7.9
Accrued expenses and other liabilities	35.1	11.5	(10.0)
Net Cash Provided By Operating Activities	$300.5	$283.4	$297.5

Cash Flows from Investing Activities:
Purchases of property and equipment	(53.7)	(40.5)	(32.1)
Purchases of intangible assets	(1.4)	(4.3)	(3.9)
Acquisitions, net of cash acquired	(37.9)	(138.2)	(192.7)
Proceeds from the sale of property and equipment	9.6	5.9	2.7
Net Cash Used In Investing Activities	$(83.4)	$(177.1)	$(226.0)

Cash Flows from Financing Activities:
Equity proceeds from common stock	9.7	5.6	5.2
Repurchases of common shares	(98.3)	(51.3)	(12.0)
Distributions to non-controlling interest	(1.0)	—	—
Borrowings under term loan	—	220.1	120.0
Repayments under term loan	(3.9)	(197.0)	(3.2)
Borrowings on asset-based credit facilities	320.6	381.9	434.3
Repayments on asset-based credit facilities	(320.2)	(398.3)	(526.8)
Payments of debt issuance costs	—	(2.2)	(1.8)
Payments on finance lease obligations	(32.5)	(26.7)	(18.5)
Payments of acquisition related contingent obligations	(3.8)	(5.6)	(8.0)
Other financing activities	(5.2)	(7.4)	(7.5)
Net Cash Used In Financing Activities	$(134.6)	$(80.9)	$(18.3)

Effect of exchange rate on cash	1.0	(0.8)	0.2
Net Change In Cash	83.5	24.6	53.4

Cash and cash equivalents:
Beginning	107.1	82.5	29.1
Ending	$190.6	$107.1	$82.5

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$34.7	$29.8	$26.8
Cash paid during the year for income taxes	$37.7	$57.6	$46.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2025 Fiscal Year					2024 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$157.4	$(7.8)	$60.6	$132.1	$(27.5)	$124.4	$(21.5)	$44.6	$120.6	$(19.3)
Income tax expense (benefit)	45.7	(5.4)	15.5	45.0	(9.4)	36.0	(10.1)	15.8	40.0	(9.7)
Interest expense, net	35.0	8.2	9.1	10.3	7.4	31.9	6.7	9.5	9.0	6.7
Depreciation & amortization	140.8	34.7	35.4	35.3	35.4	139.0	35.6	35.9	34.6	32.9
EBITDA	378.9	29.7	120.6	222.7	5.9	331.3	10.7	105.8	204.2	10.6
Stock-based compensation(a)	27.0	5.5	5.6	2.3	13.6	25.0	5.5	5.2	3.8	10.5
(Gain) loss on sale of assets(b)	(0.3)	0.3	0.1	(0.5)	(0.2)	0.5	1.5	0.3	(0.3)	(1.0)
Financing fees(c)	—	—	—	—	—	0.5	—	0.5	—	—
Acquisitions and other adjustments(d)	8.6	2.1	1.2	2.2	3.1	20.9	14.1	3.0	2.8	1.0
Adjusted EBITDA(e)	$414.2	$37.6	$127.5	$226.7	$22.4	$378.2	$31.8	$114.8	$210.5	$21.1

(a)	Represents stock-based compensation expense recorded during the period.

(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)	Represents fees associated with our debt refinancing and debt amendments.

(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain as well as charges during the fourth quarter of 2025 and 2024 for consolidating or closing certain branch locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.

(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest as follows (in millions):

	2025 Fiscal Year					2024 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted EBITDA attributable to non-controlling interest	$4.2	$1.1	$1.0	$1.8	$0.3	$2.5	$0.8	$0.8	$0.9	$—

SiteOne Landscape Supply, Inc.

2025 Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2025 Fiscal Year					2024 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$4,704.8	$1,045.6	$1,258.2	$1,461.6	$939.4	$4,540.6	$1,013.1	$1,208.8	$1,413.9	$904.8
Organic sales(a)	4,484.3	992.2	1,203.8	1,394.0	894.3	4,430.8	971.9	1,166.9	1,387.2	904.8
Acquisition contribution(b)	220.5	53.4	54.4	67.6	45.1	109.8	41.2	41.9	26.7	—
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	$17.8	$16.3	$19.1	$21.8	$14.0	$17.6	$15.9	$18.5	$21.7	$14.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2025 and 2024.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2025 Fiscal Year. Includes Net sales from branches acquired in 2025 and 2024.

SiteOne Landscape Supply, Inc.

2026 Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2026 Fiscal Year					2025 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	--	--	--	--	--	$4,704.8	$1,045.6	$1,258.2	$1,461.6	$939.4
Organic sales(a)	--	--	--	--	--	4,692.3	1,039.0	1,254.6	1,459.3	939.4
Acquisition contribution(b)	--	--	--	--	--	12.5	6.6	3.6	2.3	--
Selling Days	256	65	63	64	64	252	61	63	64	64
Organic Daily Sales	--	--	--	--	--	$18.6	$17.0	$19.9	$22.8	$14.7

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2026 and 2025.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2026 Fiscal Year. Includes Net sales from branches acquired in 2026 and 2025.